TEMPLETON VARIABLE PRODUCTS SERIES FUND

                      Amended Establishment and Designation
      of Series of Shares of Beneficial Interest, Par Value $0.01 Per Share

         The undersigned, being a majority of the Trustees of Templeton Variable Products Series Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Declaration of Trust dated February 25, 1988 (the "Declaration of Trust") of the Trust, and having divided the shares of beneficial interest of the Trust into six separate series (each individually a "Fund" or collectively the "Funds") by an Establishment and Designation of Series of Shares of Beneficial Interest, Par Value $0.01 per Share dated February 25, 1988 and amended on June 15, 1988, May 1, 1992, and December 5, 1995, hereby establish and designate three additional Funds and amend and restate the Funds' special and relative rights as follows:

          1.  The  Funds  shall  be  designated  Templeton  Money  Market  Fund,
Templeton Bond Fund, Templeton Stock Fund, Templeton Asset Allocation Fund, Templeton International Fund, Templeton Developing Markets Fund, Franklin Growth Investments Fund, Mutual Shares Investments Fund, and Mutual Discovery Investments Fund.

          2. Each Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended from time to time. Each share of beneficial interest, par value $0.01 per share, of each Fund ("Share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of that series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund. The proceeds of sales of Shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each Share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund. Upon redemption of a Shareholder's Shares, or indemnification for liabilities incurred by reason of a Shareholder being or having been a Shareholder of a Fund, such Shareholder shall be paid solely out of the property of such Fund.

          3. Shareholders of each Fund shall vote separately as a class on any matter except, consistent with the Investment Company Act of 1940, as amended, (the "Act") and the rules thereunder and the Trust's registration statement thereunder, (i) the election of Trustees, (ii) any amendment to the Declaration of Trust, unless the amendment affects fewer than all classes, in which case
Shareholders of the affected classes shall vote separately, and (iii) ratification of the selection of auditors. In each case of such separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act or any successor rule as to a Fund, the applicable percentage (as specified in the Declaration of Trust, or the Act and the rules thereunder) of the Shares of that Fund alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the Shares of each Fund entitled to vote on the matter is required.

          4. The assets and liabilities of the Trust shall be allocated among the above-referenced Funds as set forth in Section 5.11 of the Declaration of Trust, except as provided below:

                  a. Costs incurred and payable by the Trust in connection with its organization and the initial registration and public offering of Templeton Money Market Fund, Templeton Bond Fund, Templeton Stock Fund and Templeton Asset Allocation Fund shall be divided equally among those Funds and shall be amortized for each such Fund over the period beginning on the date that such costs became payable and ending 60 months after the commencement of operations of the Trust.

                  b. The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on the basis of their relative average daily net assets.

                  c. The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Funds.

          5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, provided that such change shall not adversely affect the rights of Shareholders of a Fund.

          6. This instrument shall be effective as of February 14, 1997.

Dated:  February 14, 1997

/s/CHARLES B. JOHNSON                        /s/HARRIS J. ASHTON
------------------------------              ------------------------------
Charles B. Johnson,                             Harris J. Ashton,
 as Trustee                                     as Trustee

/s/BETTY P.KRAHMER                           /s/FRED R.MILLSAPS
------------------------------              ------------------------------
Betty P. Krahmer,                               Fred R. Millsaps,
 as Trustee                                     as Trustee


/s/NICHOLAS F. BRADY                         /s/ANDREW H. HINES, JR.
------------------------------              ------------------------------
Nicholas F. Brady,                              Andrew H. Hines, Jr.
 as Trustee                                     as Trustee


/s/S. JOSEPH FORTUNATO                       /s/GORDON S. MACKLIN
------------------------------              ------------------------------
S. Joseph Fortunato,                            Gordon S. Macklin,
 as Trustee                                     as Trustee


/s/EDITH E. HOLIDAY
------------------------------
Edith E. Holiday,
 as Trustee